Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan and 2013 Employee Stock Purchase Plan of Epizyme, Inc. of our reports dated February 23, 2021, with respect to the consolidated financial statements of Epizyme, Inc. and the effectiveness of internal control over financial reporting of Epizyme, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2021